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                                                                EXHIBIT 21.01


                                OGE Energy Corp.
                         Subsidiaries of the Registrant




                                       Jurisdiction of         Percentage of
Name of Subsidiary                      Incorporation            Ownership
------------------                      -------------            ---------

Oklahoma Gas and Electric Company         Oklahoma                100.0 *
Enogex, Inc.                              Oklahoma                100.0


The above listed subsidiaries have been consolidated in the Registrant's financial statements.

* Registrant owns 100 percent of common stock, 98 percent of outstanding capital stock and 92.3 percent of voting power.

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